Exhibit 99.1

Earnings Release

Contact:	Sandra G. Sciutto
	Chief Financial Officer	May 8, 2007
949-250-7783

CALC Reports First Quarter Results

Financial and Operating Highlights – First Quarter 2007 vs. 2006

•                  First quarter revenues of $12.2 million, down 56% year-over-year, reflects delivery of 15 homes compared with 49 homes in 2006

•                  Gross operating loss of $3.2 million due to asset impairment charge of $4.0 million and decrease in gross margin before impairment charge from 16.8% to 6.6%

•                  Net loss of $3.0 million or $0.28 per diluted share

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported a net loss of $3.0 million, or $0.28 per diluted share, for the three months ended March 31, 2007.  The first quarter results reflect the delivery of 15 homes at the Company’s homebuilding projects in four Southern California counties, generating $800,000 of homebuilding gross operating profit.  Homebuilding gross operating profit was offset by an impairment charge of $4.0 million, resulting in gross operating loss of $3.2 million.  In addition, the Company reported net operating expenses of $1.8 million offset by an income tax benefit of $2.0 million, resulting in a net loss of $3.0 million.

Raymond J. Pacini, CEO of the Company, stated, “Our homebuilding outlook varies significantly between the high-end coastal location of our Brightwater project in Huntington Beach and our “affordable” home projects in the Inland Empire and Lancaster.  Conditions in these affordable markets continue to be very challenging.  We generated orders for 13 homes during the quarter due to the problems in the subprime mortgage market, declines in consumer confidence and competition from large national homebuilders who continue to significantly discount their prices as they try to reduce inventories.  This deterioration in market conditions has resulted in a $4.0 million impairment charge for our project of 87 remaining homes in Beaumont, California.  We expect that these conditions will continue throughout 2007 and we may not be able to generate sufficient gross operating profits during the second and third quarters of 2007 to cover our selling, general and administrative expenses.”

With respect to Brightwater, Mr. Pacini stated that, “It appears that high-end coastal markets are continuing to report steady sales and stable or increasing prices and; therefore, we remain optimistic about our Brightwater project. Brightwater’s spectacular location, the extremely limited supply of new homes on the coast of Southern California and the absence of significant competition from other homebuilders in the Huntington Beach market create a unique opportunity for the future of our Company.  We are planning to complete model homes for two of our four products and open Brightwater for sale this summer.  We anticipate first deliveries in the fourth quarter of 2007 which should generate significant gross operating profits.”

The Company’s 105-acre Brightwater project overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California.  It is the largest asset in the Company’s portfolio, representing approximately 51% of total assets as of March 31, 2007.  The Brightwater project was appraised at $302 million as of July 6, 2006 compared with its book value at June 30, 2006 of $142 million.  Brightwater is currently expected to generate gross margins that are approximately two to three times the Company’s 2006 homebuilding margins of 14% due to the Company’s low carrying value in Brightwater; however, there can be no assurance that such margins will be realized.  The 356-home Brightwater residential community will offer a broad mix of home choices averaging 2,860 square feet and ranging in size from 1,710 square feet to 4,140 square feet.  The smaller homes are currently expected to be offered at prices starting in the low to mid $1 millions and the larger homes are currently expected to start in excess of $2 million. However, there can be no assurance in that regard, or as to the absence of any delays.

First quarter homebuilding revenues of $12.2 million reflect a $15.7 million decrease compared with the first quarter of 2006.  This decrease is primarily due to the decrease in the number of deliveries to 15 homes in the first quarter of 2007, compared with 49 homes delivered in the same period of 2006. The Company generated $3.9 million less in gross operating profit from home sales during the first quarter of 2007 compared with 2006 as a result of delivering 34 fewer homes and reduced margins due to the continuing real estate slowdown.  Homebuilding gross operating profit before impairment charges reflects reduced margins of 6.6% in the first three months of 2007 compared with 16.8% in the first quarter of 2006 and 9.5% in the fourth quarter of 2006, primarily due to sales price reductions and the use of incentives in order to move standing inventory and be competitive in today’s market.  Homebuilding gross operating profit for the first quarter of 2007 was reduced by an impairment charge of $4.0 million related to the

Company’s 87 remaining home Beaumont project, resulting in gross operating loss of $3.2 million. In addition, the Company recorded $1.8 million of operating expenses and an income tax benefit of $2.0 million, resulting in a net loss of $3.0 million for the first quarter of 2007.  During the first quarter of 2006, the Company reported gross operating profit of $4.7 million from deliveries of 49 homes, which was offset by net operating expenses of $1.4 million and income tax expense of $1.4 million, resulting in net income of $1.9 million.

  The average sales price of homes delivered in the first quarter of 2007 increased to $813,300 from $569,400 during the same period of 2006, primarily reflecting the higher price level of the final six homes delivered in the current period in the Rancho Santa Fe area of San Diego County compared with a majority of the homes delivered in 2006 located in the North Corona area of the Inland Empire.

During the first quarter of 2007, net new orders decreased 55% to 13 homes compared with 29 homes during the comparable period of 2006.  Cancellations as a percentage of new orders were 32% during the first quarter of 2007, compared with approximately 41% for the fourth quarter of 2006 and 29% for the first quarter of 2006.  At the same time, backlog as of March 31, 2007 decreased to 15 homes compared with 60 homes as of March 31, 2006 and the average sales price of homes in backlog decreased from $835,000 to $533,300, reflecting the close out of the Ranch Santa Fe project at March 31, 2007.  The Company’s standing inventory decreased to 35 homes as of March 31, 2007 compared with 46 homes in standing inventory as of December 31, 2006.  The Company continues to actively evaluate pricing strategies and other sales incentives in an effort to sell these homes at an orderly rate.

The first quarter results reflect the continued softness in the housing market, which has been compounded by recent difficulties in the subprime lending industry that have made it more difficult for certain prospective homebuyers to finance home purchases.  Further, the Company believes potential homebuyers are more cautious about purchasing a home due to uncertainty about the future direction of home prices and their ability to sell existing homes. Reduced homebuilding gross margins for the first quarter of 2007 reflect sales price reductions that were necessary to remain competitive with the large national homebuilders operating in the Inland Empire and Lancaster markets, many of which are using aggressive pricing strategies to attempt to reduce their inventories.

The Company has traditionally employed a conservative approach to managing its real estate inventories and believes it is well-positioned to withstand the effects of the market downturn as it unfolds. The Company currently has active homebuilding projects in the Inland Empire areas of Riverside and San Bernardino Counties; Lancaster in northern Los Angeles County, and Huntington Beach in Orange County.  As of March 31, 2007, the Company has an inventory of 782 owned lots, reduced by 13% compared with the 894 lots owned and controlled a year ago. This decrease reflects deliveries in the past year and the absence of acquisitions during the past 12 months.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc.  Signal Landmark owns 110 acres on the Bolsa Chica mesa, where construction commenced in June 2006 for the development of 356 single-family homes in the Brightwater residential community.  Brightwater represents one of the last opportunities to develop a master-planned community on the Southern California coast.  Hearthside Homes has delivered over 2,000 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other future and past public filings with the Securities and Exchange

Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended March 31,
	2007	2006

Homes delivered	15	49

Home sales revenue	$12.2	$27.9

Cost of sales	11.4	23.2
Loss on impairment of real estate inventories	4.0	—
	15.4	23.2

Gross operating (loss) profit	(3.2)	4.7

Gross margin percentage before loss on impairment	6.6%	16.8%

PER HOME DATA

Average sales price (a)	$813,300	$569,400

Average gross margin before loss on impairment (b)	$53,300	$95,900

NUMBER OF ACTIVE COMMUNITIES	6	4

NET NEW ORDERS	13	29

LOT INVENTORY AND BACKLOG

Backlog of homes sold, but not completed at end of period	2	57

Completed homes in inventory, and in escrow	13	3

Total backlog	15	60

Completed homes in inventory, unsold	35	2

Entitled lots owned at end of period (c)	732	832

Total homes and lots	782	894

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period	$1.5	$48.3

Completed homes in inventory, and in escrow	6.5	1.8

Total value of backlog	$8.0	$50.1

(a)                       Changes are primarily due to changes in product mix and location, offset by the absence of price appreciation during the first quarter of 2007.

(b)                      Changes are primarily due to the industry-wide slowdown in 2006 and the first quarter of 2007.

(c)                       Includes 356 lots at the Brightwater project on the Company’s 110-acre Bolsa Chica upper mesa property in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues
Homebuilding	$12.2	$27.9
Costs of sales
Homebuilding	11.4	23.2
Loss on impairment of real estate inventories	4.0	—
	15.4	23.2
Gross operating (loss) profit	(3.2)	4.7

Selling, general and administrative expenses	1.7	1.7
Other expense (income), net	.1	(.3)
(Loss) income before income taxes	(5.0)	3.3
(Benefit) provision for income taxes	(2.0)	1.4
Net (loss) income	$(3.0)	$1.9
Net (loss) earnings per common share:
Basic	$(.28)	$.19
Diluted	$(.28)	$.18
Common equivalent shares:
Basic	10.9	10.2
Diluted	10.9	10.5

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$8.7	$10.6

Short-term investments	—	.5

Restricted cash	13.6	14.6

Real estate inventories	268.0	264.8

Deferred tax assets	33.4	34.7

Other assets, net	5.7	7.1

Total assets	$329.4	$332.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$10.2	$13.1

Senior secured project revolver	27.7	18.3

Senior secured term loan	125.0	125.0

Other project debt	41.8	44.9

Other liabilities	7.5	7.5

Total liabilities	212.2	208.8

Stockholders’ equity (a)	117.2	123.5

	$329.4	$332.3
Shares outstanding (b)	10.9	10.9

Stockholders’ equity per common share (c)	$10.75	$11.33

(a)           Decrease reflects net loss of $3 million and cumulative effect of a change in accounting principle of $3.3 million related to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in the first quarter of 2007.

(b)           Includes outstanding options for 17,500 shares.

(c)           The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.